Exhibit 99.1

Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 11, 2019 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced unaudited earnings of $1,840,847, or $0.33 basic and diluted earnings per share, for the quarter ended June 30, 2019 – an increase of 6.63% from earnings for the quarter ended June 30, 2018 of $1,726,357, or $0.31 basic and diluted earnings per share. Unaudited earnings for the six months ended June 30, 2019 increased $191,524, or 5.74%, to $3,530,111 compared to $3,338,587 for the six months ended June 30, 2018. Annualized returns on average assets and average equity for the six months ended June 30, 2019 were 1.65% and 14.99%, respectively, compared with 2018 annualized returns on average assets and average equity of 1.57% and 15.59%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "As with the first quarter of the year, the second experienced solid loan demand with strong margins, excellent control of expenses, and improvement in our mortgage origination contribution. We are ahead of our profit plan for the year and the three and six month periods as compared to 2018. We are looking forward to the second half of the year with the opening of our North Charleston office in the fourth quarter."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the fourth quarter of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) June 30, 2019	(Unaudited) June 30, 2018

Common stock shares outstanding	5,525,278	5,501,639

Book value per share	$8.94	$7.86

Total assets	$442,374,445	$426,770,905

Three Months Ended

Net income	$1,840,847	$1,726,357

Basic earnings per share	$0.33	$0.31

Diluted earnings per share	$0.33	$0.31

Weighted average shares outstanding:

Basic	5,517,236	5,492,896

Diluted	5,587,985	5,586,585

Six Months Ended

Net income	$3,530,111	$3,338,587

Basic earnings per share	$0.64	$0.63

Diluted earnings per share	$0.63	$0.61

Weighted average shares outstanding:

Basic	5,515,832	5,339,187

Diluted	5,586,813	5,433,360

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500